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INVESCO SPECIAL VALUE FUND                                         SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING: 1/31/2011
FILE NUMBER:       811-3826
SERIES NO.:        15

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
74U.   1 Number of shares outstanding (000's Omitted)
         Class A    21,877
       2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
         Class B     2,262
         Class C     2,383
         Class Y     1,045

74V.   1 Net asset value per share (to nearest cent)
         Class A   $ 14.33
       2 Net asset value per share of a second class of open-end company shares
         (to nearest cent)
         Class B   $ 11.58
         Class C   $ 11.60
         Class Y   $ 15.24
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